Exhibit 99.1

Neiman Marcus Group LTD LLC Reports Fourth Quarter and Fiscal Year 2017 Results

DALLAS--(BUSINESS WIRE)--October 10, 2017--Neiman Marcus Group LTD LLC (the “Company”) today reported financial results for the fourth quarter and fiscal year ended July 29, 2017 that showed growing online sales, greater sales stability at full-line stores, and improved inventory alignment. The Company is also introducing a new strategy, called “Digital First,” to further its leadership position in the luxury retail space by anticipating customers’ evolving behaviors and engaging them more deeply to drive traffic online and in stores.

For the fourth quarter, the Company reported total revenues of $1.12 billion, representing a decrease in comparable revenues of 0.5% from the fourth quarter of fiscal year 2016. Including non-cash impairment charges of $357.0 million and $466.2 million in the fourth quarter of fiscal year 2017 and fiscal year 2016, respectively, as described below under “Other Items”, the Company reported a net loss of $366.3 million for the fourth quarter of fiscal year 2017 compared to a net loss of $407.3 million in the prior year. Adjusted EBITDA, which is described on page 8 of this release, for the fourth quarter of fiscal year 2017 was $48.2 million compared to $64.5 million in the prior year.

For fiscal year 2017, the Company reported total revenues of $4.71 billion, representing a decrease in comparable revenues of 5.2%. Including non-cash impairment charges of $510.7 million and $466.2 million in fiscal year 2017 and fiscal year 2016, respectively, as described below under “Other Items”, the Company reported a net loss of $531.8 million in fiscal year 2017 compared to a net loss of $406.1 million in the prior year. Fiscal year 2017 Adjusted EBITDA was $433.8 million compared to $584.9 million in the prior year.

Other Items. The Company recorded non-cash impairment charges to state certain intangible and other assets, primarily related to its Neiman Marcus and Bergdorf Goodman brands, to their estimated fair value of $357.0 million in the fourth quarter of fiscal year 2017 and $510.7 million in fiscal year 2017.

The Company recorded non-cash impairment charges of $466.2 million in the fourth quarter of fiscal year 2016 to state certain intangible and other assets, primarily related to its Neiman Marcus brand, to their estimated fair value.

Conference Call. A live webcast of the earnings conference call can be accessed through the Investor Information section of the Neiman Marcus Group LTD LLC website at www.neimanmarcusgroup.com on Tuesday, October 10, 2017 beginning at 9:00 a.m. Central Daylight Time. Following the live broadcast, interested parties may replay the webcast by accessing this website. To access financial information that will be presented during the call, please visit the Investor Information section of the Neiman Marcus Group LTD LLC website at www.neimanmarcusgroup.com.

Non-GAAP Financial Measures. In this press release, the Company's financial results are presented both in accordance with U.S. generally accepted accounting principles (“GAAP”) and using certain non-GAAP financial measures, including Adjusted EBITDA. This non-GAAP financial measure is included to supplement the Company’s financial information presented in accordance with GAAP and because the Company uses such measure to monitor and evaluate the performance of its business and believes the presentation of this measure enhances investors’ ability to analyze trends in the Company’s business and evaluate the Company’s performance relative to other companies in its industry. For more information regarding the Company’s use of non-GAAP financial measures, including the definition of Adjusted EBITDA, and a reconciliation of such financial measures to net loss, a GAAP measure, see “Non-GAAP Financial Measures” on page 8 of this press release.

Forward-Looking Statements. This press release contains forward-looking statements. In many cases, forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “plan,” “predict,” “expect,” “estimate,” “intend,” “would,” “will,” “could,” “should,” “anticipate,” “believe,” “project” or “continue” or the negative thereof or other similar expressions. The forward-looking statements contained in this press release reflect the Company’s views as of the date of this press release and are based on our expectations and beliefs concerning future events, as well as currently available data as of the date of this press release. While the Company believes there is a reasonable basis for its forward-looking statements, they involve a number of risks, uncertainties, assumptions and changes in circumstances that may cause the Company’s actual results, performance or achievements to differ significantly from those expressed or implied in any forward-looking statement. Therefore, these statements are not guarantees of future events, results, performance or achievements and you should not rely on them. A variety of factors could cause the Company’s actual results to differ materially from the anticipated or expected results expressed in the Company’s forward-looking statements, including those factors described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and elsewhere in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. You should keep in mind that the forward-looking statements contained in this press release speak only as of the date of this press release. Except to the extent required by law, the Company undertakes no obligation to update or revise (publicly or otherwise) any forward-looking statements to reflect subsequent events, new information or future circumstances.

NEIMAN MARCUS GROUP LTD LLC
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands)	July 29, 2017	July 30, 2016

ASSETS
Current assets:
Cash and cash equivalents	$49,239	$61,843
Credit card receivables	38,836	38,813
Merchandise inventories	1,153,657	1,125,325
Other current assets	137,118	108,065
Total current assets	1,378,850	1,334,046

Property and equipment, net	1,586,961	1,588,121
Favorable lease commitments, net	930,585	985,534
Other definite-lived intangible assets, net	401,081	451,722
Tradenames	1,499,750	1,807,246
Goodwill	1,880,894	2,072,818
Other long-term assets	25,395	17,401
Total assets	$7,703,516	$8,256,888

LIABILITIES AND MEMBER EQUITY
Current liabilities:
Accounts payable	$316,830	$317,736
Accrued liabilities	456,937	492,646
Current portion of long-term debt	29,426	29,426
Total current liabilities	803,193	839,808

Long-term liabilities:
Asset-based revolving credit facility	263,000	165,000
Long-term debt, net of debt issuance costs	4,412,540	4,419,281
Deferred income taxes	1,156,833	1,296,793
Deferred real estate credits and deferred financing obligations	201,892	127,618
Other long-term liabilities	399,406	465,257
Total long-term liabilities	6,433,671	6,473,949

Total member equity	466,652	943,131
Total liabilities and member equity	$7,703,516	$8,256,888

NEIMAN MARCUS GROUP LTD LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Fourth quarter ended		Fiscal year ended
(in thousands)	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016

Revenues	$1,119,875	$1,128,323	$4,705,993	$4,949,472
Cost of goods sold including buying and occupancy costs	807,124	816,671	3,220,027	3,322,508
Selling, general and administrative expenses	279,429	255,155	1,129,309	1,117,928
Income from credit card program	(14,611)	(16,014)	(60,082)	(60,648)
Depreciation expense	55,672	57,711	225,463	226,868
Amortization of intangible assets	12,139	13,585	50,769	57,011
Amortization of favorable lease commitments	12,786	13,608	53,262	54,178
Other expenses	6,793	2,615	29,730	27,127
Impairment charges	356,964	466,155	510,736	466,155

Operating loss	(396,421)	(481,163)	(453,221)	(261,655)

Interest expense, net	75,670	69,741	295,668	285,596

Loss before income taxes	(472,091)	(550,904)	(748,889)	(547,251)

Income tax benefit	(105,788)	(143,658)	(217,130)	(141,141)

Net loss	$(366,303)	$(407,246)	$(531,759)	$(406,110)

NEIMAN MARCUS GROUP LTD LLC
OTHER OPERATING DATA
(UNAUDITED)

OTHER DATA:

	Fourth quarter ended		Fiscal year ended
(in millions)	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016

Capital expenditures	$40.3	$69.4	$204.6	$301.4

Rent expense	$33.4	$33.9	$116.1	$119.4

Adjusted EBITDA	$48.2	$64.5	$433.8	$584.9

NEIMAN MARCUS GROUP LTD LLC
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

To supplement the Company’s financial information presented in accordance with GAAP, it uses Adjusted EBITDA to monitor and evaluate the performance of its business and believes the presentation of this measure enhances investors’ ability to analyze trends in its business and evaluate its performance relative to other companies in its industry. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, further adjusted to eliminate the effects of items management does not believe are representative of the Company’s ongoing performance. This financial metric is not a presentation made in accordance with GAAP.

Adjusted EBITDA should not be considered as an alternative to operating loss or net loss as a measure of operating performance. In addition, Adjusted EBITDA is not presented as and should not be considered as an alternative to cash flows as a measure of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP.

These limitations include the fact that Adjusted EBITDA: (i) excludes certain tax payments that may represent a reduction in cash available to the Company; (ii) excludes certain adjustments for purchase accounting; (iii) does not reflect changes in, or cash requirements for, the Company’s working capital needs, capital expenditures or contractual commitments; (iv) does not reflect the Company’s significant interest expense; and (v) does not reflect the cash requirements necessary to service interest or principal payments on the Company’s debt. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements. In addition, other companies in the Company’s industry may calculate Adjusted EBITDA differently than it does, limiting its usefulness as a comparative measure.

In calculating these financial measures, the Company makes certain adjustments that are based on assumptions and estimates that may prove inaccurate. In addition, in the future the Company may incur expenses similar to those eliminated in this presentation. The following table reconciles net loss as reflected in the Company’s consolidated statements of operations prepared in accordance with GAAP to EBITDA and Adjusted EBITDA (figures may not sum due to rounding):

	Fourth quarter ended		Fiscal year ended
(dollars in millions)	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016

Net loss	$(366.3)	$(407.2)	$(531.8)	$(406.1)
Income tax benefit	(105.8)	(143.7)	(217.1)	(141.1)
Interest expense, net	75.7	69.7	295.7	285.6
Depreciation expense	55.7	57.7	225.5	226.9
Amortization of intangible assets and favorable lease commitments	24.9	27.2	104.0	111.2
EBITDA	$(315.8)	$(396.3)	$(123.7)	$76.4

Impairment charges	357.0	466.2	510.7	466.2
Incremental rent expense	2.3	2.7	9.7	10.5
Transaction and other costs	-	-	3.3	4.4
Non-cash stock-based compensation	(1.9)	(14.3)	(1.2)	(10.4)
Expenses related to cyber-attack, net of insurance recoveries	1.5	0.1	1.5	1.0
Expenses incurred in connection with openings of new stores / remodels of existing stores	-	3.6	8.6	15.1
Expenses incurred in connection with strategic initiatives	4.3	2.4	21.3	24.3
Net gain from facility closure	-	(0.1)	-	(5.6)
Other expenses	1.0	0.1	3.6	2.9
Adjusted EBITDA	$48.2	$64.5	$433.8	$584.9

Excluded from the adjustments to calculate Adjusted EBITDA are the estimated impacts from the launch of the Company’s new NMG One integrated merchandising and distribution system in the first quarter of fiscal year 2017. The Company experienced issues with respect to the functionality and capabilities of certain portions of the new system. These issues primarily related to the processing of inventory receipts at the Company’s distribution centers, the timely payment of certain merchandise receipts, the transfer of inventories to the Company’s stores and the presentation of inventories on the Company’s websites. These issues prevented the Company from fulfilling certain customer demand in both its stores and websites. As a result of these implementation issues, the Company believes its revenues were adversely impacted, incremental markdowns were incurred, additional incremental costs, primarily for consulting services, were incurred, and significant internal resources were allocated to address these issues.

Based on available data, the Company estimates that these issues resulted in unrealized revenues of approximately $55 to $65 million during fiscal year 2017. However, the Company believes the full impact of the NMG One implementation issues on its revenues is likely greater because there are a number of ways in which the Company’s business has been disrupted that it cannot directly track or measure.

CONTACT:
Neiman Marcus Group LTD LLC
Mark Anderson, 214-757-2934
Director – Finance and
Investor Relations